EXHIBIT 10.20



                             SNYDER OIL CORPORATION


                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN



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                                TABLE OF CONTENTS


                                                                            Page
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ARTICLE I   - DEFINITIONS......................................................1

ARTICLE II  - BENEFITS.........................................................1

ARTICLE III - ADMINISTRATION...................................................2

ARTICLE IV  - CLAIMS PROCEDURES................................................3

ARTICLE V   - AMENDMENT AND TERMINATION OF PLAN................................4



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                             SNYDER OIL CORPORATION

                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


         This unfunded Supplemental Executive Retirement Plan, effective as of January 12, 1999, is hereby adopted and established by the Snyder Oil Corporation (the "Company") and will be maintained by the Company for the purpose of providing benefits for certain individuals as provided herein.

                                   ARTICLE 1.

                                   DEFINITIONS

         a. "Board" shall mean the Board of Directors of the Company.

         b. "Code" shall mean the Internal Revenue code of 1986, as amended from time to time.

         c. "Company" shall mean Snyder Oil Corporation and any of its subsidiaries or affiliated business entities designated by the Board as participating entities.

         d. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as from time to time amended.

         e. "Normal Retirement Age" shall mean age 55.

         f. "Participant" shall mean John Snyder, the current chief executive officer of the Company and all management or highly-compensated employees of the Company who have been identified as influential within the Company and selected to participate in the Plan by the Board of Directors of the Company.

         g. "Plan" shall mean the Snyder Oil Corporation Supplemental Executive Retirement Plan, as from time to time amended or restated.


                                   ARTICLE 2.

                                    BENEFITS

         a. Upon the retirement or termination of employment, for any reason, of a Participant on or after his Normal Retirement Age, he shall be entitled to a normal retirement benefit paid each month in an amount equal to $21,750. The normal retirement benefit shall be payable each month beginning with the month the first day of which coincides with or immediately follows the month of the Participant's retirement or termination of employment. The normal retirement benefit shall be paid each month until and including the month of the Participant's death. If the Participant is survived by a spouse, the spouse shall be entitled to a monthly benefit calculated in accordance with Section
2.2.
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         b. If a Participant dies, his spouse at the time he originally became a
Participant shall be entitled to a monthly benefit equal to $14,507. The spousal pension benefit shall be payable each month beginning with the month the first day of which immediately follows the month of the Participant's death. The spousal pension benefit shall be paid each month until and including the month of the spouse's death. The spousal pension benefit shall be paid regardless of whether the Participant's death occurs while he is still employed by the Company as long as the Participant would be entitled to a monthly benefit pursuant to
2.1 if his termination occurs before his death.

         c. Notwithstanding the foregoing, the Participant or the Participant's spouse if receiving a spousal retirement benefit, may request at any time on or after the Participant's termination of employment, if the Company so agrees in its sole and absolute discretion, that the actuarial present value of any benefits expected to be paid including spousal retirement benefits under this Plan, as determined in accordance with the appropriate actuarial factors and interest rates in effect at the beginning of the calendar year for an immediate annuity upon a plan termination under Pension Benefit Guaranty Corporation requirements, be immediately paid to the Participant or the surviving spouse if such spouse is currently collecting a spousal retirement benefit, in a lump sum in cash.


                                   ARTICLE 3.

                                 ADMINISTRATION

         a. The right of a Participant or the Participant's spouse to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company. The Plan at all times shall be considered entirely unfunded both for tax purposes and for purposes of Title I of ERISA. Any funds invested hereunder shall continue for all purposes to be part of the general assets of the Company and available to its general creditors in the event of bankruptcy or insolvency. Notwithstanding the foregoing, a rabbi trust or rabbi trusts shall be established, substantially in the form attached hereto, in connection with the Plan in order to hold amounts contributed thereto. Any benefits which may be payable pursuant to this Plan are not subject in any manner to anticipation, sale, alienation, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of a Participant or a Participant's spouse. The Plan constitutes a mere promise by the Company to make benefit payments in the future. No interest or right to receive a benefit may be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

                                       2

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         b. The Plan shall be administered by the Board, which shall have the authority, duty and power to interpret and construe the provisions of the Plan as the Board deems appropriate including the authority to determine eligibility for benefits under the Plan. The Board shall have the duty and responsibility of maintaining records, making the requisite calculations and disbursing the payments hereunder. The interpretations, determinations, regulations and calculations of the Board shall be final and binding on all persons and parties concerned.

         c. The Board shall be entitled to rely on all tables, valuations, certificates, opinions, data and reports furnished by an actuary, accountant, controller, counsel or other person employed or retained by the Company with respect to the Plan.

         d. The Board shall furnish individual annual statements of accrued benefits to each Participant, or Participant's spouse, in such form as determined by the Board or as required by law.

         e. The sole rights of a Participant or a Participant's spouse under this Plan shall be to have this Plan administered according to its provisions and to receive whatever benefits he or she may be entitled to hereunder. Further, the adoption and maintenance of this Plan shall not be construed as creating any contract of employment between the Company and any Participant. The Plan shall not affect the right of the Company to deal with any Participants in employment respects, including their hiring, discharge, compensation, and conditions of employment.

         f. The Company may from time to time establish rules and procedures which it determines to be necessary for the proper administration of the Plan.

         g. The Company shall require any successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Company, expressly to assume and agree to pay the benefits accrued under this Plan as of the date of such succession in the same manner and to the same extent as the Company would have been required if no such succession had taken place. In any event, however, the provisions of this Plan shall be binding upon the corporation or other entity resulting from such purchase, merger, consolidation or other transaction and this Section 3.7 shall apply to the successor in the event of any subsequent purchase, merger, consolidation or other transaction. The Plan may not be amended to eliminate or alter the requirements of this Section 3.7.

         h. Each Participant or Participant's spouse, as the case may be, shall keep the Company informed of his or her current address.

         i. All questions pertaining to the construction, validity and effect of the Plan shall be determined in accordance with the laws of the State of Texas to the extent not preempted by federal law.

         j. The Company shall pay all benefits arising under this Plan and all costs, charges and expenses relating thereto.

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                                   ARTICLE 4.

                                CLAIMS PROCEDURES

         a. For purposes of handling claims with respect to this Plan, the "Claims Reviewer" shall be the Company, unless another person or organizational unit is designated by the Company as Claims Reviewer.

         b. An initial claim for benefits under the Plan must be made by the Participant or the Participant's spouse, as the case may be. Not later than 7 days after receipt of such a claim, the Claims Reviewer will render a written decision on the claim to the claimant, unless special circumstances require the extension of such 7-day period. If such extension is necessary, the Claims Reviewer shall provide the Participant or the Participant's spouse with written notification of such extension before the expiration of the initial 7-day period. Such notice shall specify the reason or reasons for such extension and the date by which a final decision can be expected. In no event shall such extension exceed a period of 7 days from the end of the initial 7-day period. In the event the Claims Reviewer denies the claim of a Participant or the Participant's spouse in whole or in part, the Claims Reviewer's written notification shall specify, in a manner calculated to be understood by the claimant, the reason for denial; a reference to the Plan or other document or form that is the basis for the denial; a description of any additional material or information necessary for the claimant to perfect the claim; an explanation as to why such information or material is necessary; and an explanation of the applicable claims procedure. Should the claim be denied in whole or in part and should the claimant be dissatisfied with the Claims Reviewer's disposition of the claimant's claim, the claimant may have a full and fair review of the claim by the Company upon written request therefor submitted by the claimant or the claimant's duly authorized representative and received by the Company within 60 days after the claimant receives written notification that the claimant's claim has been denied. In connection with such review, the claimant or the claimant's duly authorized representative shall be entitled to review pertinent documents and submit the claimant's views as to the issues, in writing. The Company shall act to deny or accept the claim within 7 days after receipt of the claimant's written request for review unless special circumstances require the extension of such 7-day period. If such extension is necessary, the Company shall provide the claimant with written notification of such extension before the expiration of such initial 7-day period. In all events, the Company shall act to deny or accept the claim within 14 days of the receipt of the claimant's written request for review. The action of the Company shall be in the form of a written notice to the claimant and its contents shall include all of the requirements for action on the original claim. In no event may a claimant commence legal action for benefits the claimant believes are due the claimant until the claimant has exhausted all of the remedies and procedures afforded the claimant by this
Article IV.


                                   ARTICLE 5.


                                       4
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                        AMENDMENT AND TERMINATION OF PLAN

         The Company reserves the right to amend or terminate the Plan subject to the requirements of Section 3.7 and notification of each Participant and each Participant's spouse receiving benefits pursuant to the Plan. Notification will be by first class mail, addressed to each Participant or Participant's spouse at his or her last known address, or by other notice acknowledged in writing by the participant. Any amounts the Participant or the Participant's spouse would be entitled to if the Participant's employment terminated as of the effective date of such amendment or termination shall remain subject to the provisions of the Plan and distribution will not be accelerated because of the termination of the Plan. No amendment or termination shall directly or indirectly reduce or eliminate a Participant's and/or Participant's spouse's right to a benefit the Participant and/or the Participant's spouse would be entitled to if the Participant's employment terminated as of the effective date of such amendment or termination.


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         IN WITNESS WHEREOF, the Company, acting by and through its officers hereunto duly authorized has executed this instrument, this _______ day of _______________, 1999, but to be effective as set forth above.


                                           SNYDER OIL CORPORATION



                                           By:
                                           Name:
                                           Title: